Exhibit 10.6
November 24, 2009
Mr. Thomas J. Smith
7573 Salida Road
Mentor-on-the-Lake, Ohio 44060
     Re: Appointment to the Board of Directors
Dear Mr. Smith:
     Pursuant to the agreement by and between PVF Capital Corp. (the “Company”) and Park View Federal Savings Bank (the “Bank”) and Richard M. Osborne, dated September 30, 2008, a copy of which is attached hereto (the “Agreement”), Mr. Osborne is entitled to designate a substitute nominee to serve as a director of the Company and the Bank, provided the substitute nominee agrees to be bound by certain provisions of the Agreement. Mr. Osborne has designated you as his substitute nominee to compete his initial term as a director of the Company and the Bank.
     By execution of this letter, you hereby acknowledge and agree to be bound by Sections 2 and 3 of the Agreement during the Standstill Period (as defined in the Agreement) upon your appointment to the Boards of Directors of the Company and the Bank.

Substitute nominee:	PVF Capital Corp.:

/s/ Thomas J. Smith	/s/ Mark D. Grossi

Thomas J. Smith	Mark D. Grossi Chairman of the Board
30000 Aurora Road, Solon, Ohio 44139 • Tel: (440) 248-7171 • Fax: (440) 914-3658 • www.pvfsb.com

ATTACHMENT A
     The Agreement dated September 30, 2008 among PVF Capital Corp., Park View Federal Savings Bank, Richard M. Osborne and Richard M. Osborne Trust is incorporated herein by reference to PVF Capital Corp.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2008 (SEC File No. 0-24948).